Exhibit 99.4

Consent of Director Nominee

Pursuant to Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named as a person who will become a director of Littelfuse, Inc. (referred to as Littelfuse) as of the effective time (as such term is defined in the Agreement and Plan of Merger, dated as of August 25, 2017, by and among IXYS Corporation, Littelfuse and Iron Merger Co., Inc., as it may be amended from time to time) in the proxy statement/prospectus, which forms a part of the Registration Statement on Form S-4 of Littelfuse, and any amendment or supplement thereto (referred to as the registration statement), and to the filing of this consent as an exhibit to the registration statement.

Signature	Date

/s/ Nathan Zommer	November 27, 2017
Nathan Zommer